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                                                                     EXHIBIT 5.1

                               September 27, 1996

InnerDyne, Inc.
1244 Reamwood Avenue
Sunnyvale, CA  94089

         REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about September 27, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 166,667 shares of your Common Stock (the "Shares") issued to a stockholder (the "Selling Stockholder") in a private placement on April 17, 1996. As your legal counsel, we have examined the proceedings taken in connection with the sale of the Shares to the Selling Stockholder and are familiar with the proceedings proposed to be taken by you and the Selling Stockholder in connection with the sale of the Shares under the Registration Statement.

         It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable and when resold in the manner referred to in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                                Sincerely,

                                                VENTURE LAW GROUP
                                                A Professional Corporation

CSC